Exhibit 99.1

FOR IMMEDIATE RELEASE
Date: January 19, 2022
For Further Information Contact:
Donald E. Gibson
President and Chief Executive Officer
(518) 943-2600
donaldg@tbogc.com

GREENE COUNTY BANCORP, INC. ANNOUNCES CASH DIVIDEND

Catskill, NY – January 19, 2022.  Greene County Bancorp, Inc. (NASDAQ-GCBC) today announced that its Board of Directors has approved a quarterly cash dividend of $0.13 per share on the Company’s common stock. The dividend reflects an annual cash dividend rate of $0.52 per share, which is the same rate as the dividend declared during the previous quarter.

The cash dividend for the quarter ended December 31, 2021 will be paid to shareholders of record as of February 15, 2022, and is expected to be paid on February 28, 2022.

The Company is the majority-owned subsidiary of Greene County Bancorp, MHC (the “MHC”), a federal mutual holding company which owns 54.1% of the Company’s outstanding common shares.  The MHC is waiving its receipt of this dividend.  The MHC received the approval of its members (depositors of The Bank of Greene County) and the non-objection of the Federal Reserve Bank of Philadelphia to waive the MHC’s receipt of quarterly cash dividends aggregating up to $0.60 per share, paid by the Company for the four quarters ending with the quarters that end on March 31, 2021, June 30, 2021, September 30, 2021 and December 31, 2021.

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Greene County Bancorp, Inc. is the direct and indirect holding company, respectively, for The Bank of Greene County, a federally chartered savings bank, and Greene County Commercial Bank, a New York-chartered commercial bank, both headquartered in Catskill, New York.  The Banks serve the market area currently concentrated around the areas within the Hudson Valley Region of New York.

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